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                                                                  Exhibit 10.35


September 10, 2001

PERSONAL AND CONFIDENTIAL

Mr. James R. Fitzgerald, Jr.
44 Blueberry Hill Lane
Sudbury, MA 01776

Dear Jim:

      We are pleased to offer you the full-time position of Senior Vice President and Chief Financial Officer reporting to the Chief Executive Officer. We are excited about the prospect of you joining our team, and look forward to the addition of your professionalism and experience to help the Company achieve its goals.

      Your salary will be paid at an initial rate of $17,500 per month, which will be subject to annual review and adjustment, as solely determined by the Company's Board of Directors. You will be paid in accordance with the Company's normal payroll practices as established or modified from time to time. Currently, salaries are paid on a semi-monthly basis.

      In addition to your base salary and at the discretion of the Board of Directors, you will be eligible to receive each year a cash bonus of up to 25% of your base salary based upon the following performance criteria, as set forth by the Board of Directors: (i) 10% of base salary bonus if an unrestricted cash and investment balance of at least $10 million dollars is maintained from September 10, 2001 through December 31, 2002 and (ii) 15% of base salary bonus provided you satisfactorily execute, as solely determined by the Board of Directors, other fundraising responsibilities as mutually determined by you and the CEO and Board of Directors. In order to be eligible to receive any bonus, you must be employed through December 31 of the applicable bonus year. In addition, and at the discretion of the Board of Directors, you will be eligible for a prorated bonus for 2001 based on criteria that will be provided to you hereafter.

      You will be eligible to participate in benefits programs to the same extent as, and subject to the same terms, conditions and limitations applicable to, other employees of the Company of similar rank and tenure. These benefits currently include the Company's 401(k) Plan; medical, dental, term life, and long-term disability insurance; partially subsidized parking of reimbursement of up to $65.00 per month for a T-Pass. Your participation in these benefit plans shall be subject to (i) the terms and conditions of the applicable plan documents; (ii) generally applicable Company policies; and (iii) the discretion of the Board or any administrative or other committee provided for in, or contemplated by, each such plan. You will also be entitled to four weeks paid vacation, which shall be accrued and utilized in accordance with the Company's vacation
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                                     - 2 -

                                                                       ACUSPHERE


policy/practice as established and/or modified from time to time. Additionally, the Company intends to obtain Directors and Officers Liability Insurance in connection with its anticipated Initial Public Offering. You, along with the Company's other officers and directors, also will be entitled to protection under the indemnification provisions as set forth in the Company's By-Laws.

      Upon your hire, you will be granted the option to purchase 275,000 shares of the Company's common stock, at an exercise price of $1.20 per share. In addition, the Board of Directors will annually review potential additional option grants as it does for all others on the management team. The options will be subject to the terms and conditions of the Company's Incentive Stock Option Agreement and Stock Option Plan, which will include, among other things, a vesting schedule providing for vesting ratably over 48 months. In the event of an Acquisition, as defined in paragraph 14(b) of the Incentive Stock Option Agreement, 100% of your outstanding options shall accelerate and become immediately exercisable. In the event of a sale, merger, or liquidation of all or substantially all of the Company's assets prior to an Initial Public Offering or December 31, 2002, whichever occurs first, and any such transaction is valued at less than $85 million dollars such that the preferred stock does not convert and no value accrues to your common stock, you may cancel any outstanding options in exchange for a one-time lump sum payment of $315,000, notwithstanding anything to the contrary in any stock option agreement. Your eligibility for such lump sum payment is contingent on your being employed with the Company as of the closing date of the sale, merger or liquidation. Said payment shall be made within thirty days of your notice of exercise of the right to receive the lump sum payment.

      Your employment with the Company is on an "at-will" basis, which means that either you or the Company may terminate the employment relationship at any time, for any or no reason, with or without Cause (as defined below), and with or without prior notice. If the Company elects to terminate your employment for Cause, you will be given thirty (30) days' written notice prior to such termination or, at the Company's sole discretion, 30 days' pay in lieu of notice. "Cause" for purposes of this Agreement shall mean: (i) dishonesty, embezzlement, misappropriation of assets or property (tangible or intangible) of the Company; (ii) gross negligence, breach of fiduciary duty to the Company, theft or fraud; (iii) violation of federal or state securities laws: (iv) breach of your Nondisclosure and Developments Agreement; (v) the commission of an act that constitutes unfair competition with the Company or which induces any customer or supplier to breach a contract with the Company; or (vi) the commission of a felony, including a plea of guilty or nolo contendere.

      If your employment is terminated without Cause, you will be entitled to salary continuation at your then current base salary for a period of six (6) months from the termination date, to be paid in accordance with the Company's payroll practice then in effect. If you elect to continue medical insurance coverage during such six month period
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                                     - 3 -

                                                                       ACUSPHERE


in accordance with the provisions of the Consolidated Omnibus Reconciliation Act of 1985 ("COBRA"), then the Company shall pay your monthly COBRA premium payments as well as any dental insurance premiums for the period of salary continuation payments or until you accept other employment, whichever occurs first.

      Except as set forth in this or other applicable agreements, the Company shall have no other obligations to you upon termination of employment other than payment of any accrued but unused vacation.

      The Company requires you to verify that the performance of your position at Acusphere does not and will not breach any agreement entered into by you prior to employment with the Company (i.e., you have not entered into any agreements with previous employers that are in conflict with your obligations to Acusphere). Please provide us with a copy of any potentially conflicting agreements for our review. You will also be required to sign the enclosed Nondisclosure and Developments Agreement as a condition of your employment with the Company. Additionally, for purposes of completing the INS I-9 form, please provide the Company with sufficient documentation to demonstrate your eligibility to work in the United States.

      Finally, we confirm that, provided that this letter agreement is executed on September 10, 2001, and you begin full time employment with Acusphere on September 10, 2001, we will pay your reasonable attorneys' fees in connection with obtaining legal advice and assistance as to the review and/or negotiation of this document, all related documents, and your employment by the Company, not to exceed $5,000.

      We look forward to your joining Acusphere and starting with us on or before September 10, 2001. We are confident that you will make a significant contribution to our future success. We look forward to receiving a response from you in writing by September 10, 2001 acknowledging that you have accepted this offer of employment.

                                                   Sincerely,

                                                   /s/ Sherri C. Oberg
                                                   -----------------------------
                                                   Sherri c. Oberg
                                                   President and CEO

Accepted and Agreed to
As of this 10th day of September, 2001


/s/ James R. Fitzgerald
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